NEUBERGER BERMAN REAL ESTATE INCOME FUND INC.
                                605 Third Avenue
                             New York, NY 10158-0180


                  NEUBERGER BERMAN REAL ESTATE INCOME FUND INC.
               ANNOUNCES PRELIMINARY RESULTS OF SELF TENDER OFFER

NEW YORK, NY, November 1, 2004 -- Neuberger Berman Real Estate Income Fund Inc. (NYSE: NRL) announced today the preliminary results of its self tender offer. The self tender offer, which was not fully subscribed, expired at 12:00 Midnight, New York City time, on Friday, October 29, 2004.

Based on preliminary information, 561,401 shares of common stock, representing approximately 11.9% of the Fund's total outstanding common stock, have been tendered and not withdrawn, including approximately 9,764 shares tendered by guaranteed delivery. The Fund will announce the final results of its self tender offer on Thursday, November 4, 2004, the day after the period for delivering shares tendered by guaranteed delivery expires.


Contact:                                                Media Contact:
Peter Sundman                                           Kerrie Cohen
Chief Executive Officer                                 Lehman Brothers
Neuberger Berman Real Estate Income Fund Inc.           (212) 526-4092
(877) 461-1899


FORWARD-LOOKING STATEMENTS

Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in the Fund's performance, a general downturn in the economy, competition from other funds, changes in government policy or regulation, inability of the Fund's investment advisor to attract or retain key employees, inability of the Fund's investment advisor to implement its investment strategy, inability of the Fund to manage unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.


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